Exhibit 99.2
Bankruptcy Court Approves $15 Million in Debtor-in-Possession Financing
Metairie — March 20, 2006 — OCA, Inc. (Pink Sheets: OCAI) (the “Company”), announced today that it received an interim order from the Bankruptcy Court approving a $15 million debtor-in-possession (DIP) revolving credit financing with Bank of America as agent, and Silver Point Capital. Under terms of the approval, $7 million in financing is available immediately. The approval of the financing is subject to a final hearing scheduled for April 5th.
The Company believes that this DIP financing will provide sufficient liquidity for the Company to continue to perform under its existing business service agreements with affiliated orthodontists and vigorously defend against recent actions by certain orthodontists that the Company contends are breaches of their business service agreements.
About OCA, Inc.
The Company provides a full range of operational, purchasing, financial, marketing, administrative and other business services, as well as capital and proprietary information systems to approximately 200 orthodontic and dental practices representing approximately almost 400 offices.
Contact: Damian Leone (504) 834-4392